PRESS RELEASE
COMCAST REPORTS 4th QUARTER AND FULL YEAR 2020 RESULTS
PHILADELPHIA - January 28, 2021… Comcast Corporation (NASDAQ: CMCSA) today reported results for the quarter and year ended December 31, 2020.
“Outstanding performance at Cable drove very strong fourth quarter results for our company. We added 538,000 net new broadband customers and delivered Adjusted EBITDA growth of over 12%. Our theme parks in Orlando and Osaka reached breakeven; and encouragingly, Sky returned to customer growth in all three of its markets, bringing our total customer relationships and overall revenue in Europe essentially back to 2019 levels. With the vaccines rolling out throughout the world, we are optimistic that the parts of our business that had been most impacted will soon be back on a path towards growth. This confidence is shared by our Board of Directors, which has announced an increase in the dividend for the thirteenth consecutive year. In addition, it is now our expectation that we will be in a position to begin repurchasing shares again in the back half of this year. While this is certainly the most challenging period we have faced, I could not be more proud of how our management team and employees continue to pull together and deliver. Today’s results are a testament to their commitment and dedication," commented Brian L. Roberts, Chairman and Chief Executive Officer of Comcast Corporation.

($ in millions, except per share data)
	4th Quarter			Full Year
Consolidated Results	2020	2019	Change	2020	2019	Change

Revenue	$27,708	$28,398	(2.4%)	$103,564	$108,942	(4.9%)
Net Income Attributable to Comcast	$3,380	$3,162	6.9%	$10,534	$13,057	(19.3%)
Adjusted Net Income[1]	$2,617	$3,663	(28.5%)	$12,053	$14,417	(16.4%)
Adjusted EBITDA[2]	$7,186	$8,436	(14.8%)	$30,826	$34,258	(10.0%)
Earnings per Share[3]	$0.73	$0.68	7.4%	$2.28	$2.83	(19.4%)
Adjusted Earnings per Share[1]	$0.56	$0.79	(29.1%)	$2.61	$3.13	(16.6%)
Net Cash Provided by Operating Activities	$5,042	$6,235	(19.1%)	$24,737	$25,697	(3.7%)
Free Cash Flow[4]	$1,700	$2,484	(31.6%)	$13,280	$13,394	(0.9%)

For additional detail on segment revenue and expenses, customer metrics, capital expenditures, and free cash flow, please refer to the trending schedules on Comcast’s Investor Relations website at www.cmcsa.com.
Full Year 2020 Highlights:
•Generated Consolidated Adjusted EBITDA of $30.8 Billion, Adjusted EPS of $2.61 and Free Cash Flow of $13.3 Billion
•Cable Communications Total Customer Relationships Increased by 1.6 Million, the Best Result on Record; Total High-Speed Internet Customers Increased by 2.0 Million, the Best Result on Record
•Cable Communications Adjusted EBITDA Increased 8.6% and Adjusted EBITDA per Customer Relationship Increased 4.0%
•NBCUniversal Reorganized Its Television and Streaming Businesses with a Centralized Structure Optimizing Content Creation, Distribution and Monetization
•Successfully Launched Peacock, NBCUniversal's Premium Advertising-Supported Video-On-Demand Streaming Service with 33 Million Sign-Ups Across the U.S. to Date
•Sky Executed Key Initiatives Across Its Markets, Including Expanding Sky Q Penetration to Over 60% in the U.K., Launching a Broadband Service in Italy and Repositioning Content Investment in Germany
4th Quarter 2020 Highlights:
•Generated Consolidated Adjusted EBITDA of $7.2 Billion, Adjusted EPS of $0.56 and Free Cash Flow of $1.7 Billion
•Cable Communications Total Customer Relationships Increased 455,000, the Best Fourth Quarter Result on Record; Total High-Speed Internet Customers Increased 538,000, the Best Fourth Quarter Result on Record
•Cable Communications Adjusted EBITDA Increased 12.3% and Adjusted EBITDA per Customer Relationship Increased 7.0%

•Theme Parks Reached Breakeven Excluding Universal Beijing Resort Pre-Opening Costs and Despite the Continued Closure of Universal Studios Hollywood
•Sky Total Customer Relationship Net Additions Were 244,000 in the Quarter, Reflecting Net Additions in All Markets; Customer Relationships Returned to 99.8% of Pre-COVID Levels
Dividends:
•Dividends Paid Totaled $4.1 Billion in 2020; Increased Dividend by $0.08, or 9% year-over-year, to $1.00 per Share on an Annualized Basis for 2021

Consolidated Financial Results
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Revenue for the fourth quarter of 2020 decreased 2.4% to $27.7 billion. Net Income Attributable to Comcast increased 6.9% to $3.4 billion. Adjusted Net Income decreased 28.5% to $2.6 billion. Adjusted EBITDA decreased 14.8% to $7.2 billion.

For the twelve months ended December 31, 2020, revenue decreased 4.9% to $103.6 billion compared to 2019. Net income attributable to Comcast decreased 19.3% to $10.5 billion. Adjusted Net Income decreased 16.4% to $12.1 billion. Adjusted EBITDA decreased 10.0% to $30.8 billion.

Earnings per Share (EPS) for the fourth quarter of 2020 was $0.73, an increase of 7.4% compared to the fourth quarter of 2019. Adjusted EPS decreased 29.1% to $0.56.

For the twelve months ended December 31, 2020, EPS was $2.28, a 19.4% decrease compared to the prior year. Adjusted EPS decreased 16.6% to $2.61.

Capital Expenditures decreased 8.2% to $2.8 billion in the fourth quarter of 2020. Cable Communications’ capital expenditures decreased 1.1% to $2.1 billion. NBCUniversal’s capital expenditures decreased 41.2% to $376 million. Sky's capital expenditures increased 35.6% to $310 million.

For the twelve months ended December 31, 2020, capital expenditures decreased 7.8% to $9.2 billion compared to 2019. Cable Communications' capital expenditures decreased 4.4% to $6.6 billion. NBCUniversal's capital expenditures decreased 28.3% to $1.5 billion. Sky's capital expenditures increased 24.8% to $959 million.

Net Cash Provided by Operating Activities was $5.0 billion in the fourth quarter of 2020. Free Cash Flow was $1.7 billion.

For the twelve months ended December 31, 2020, net cash provided by operating activities was $24.7 billion. Free cash flow was $13.3 billion.

Dividends paid during the fourth quarter of 2020 totaled $1.1 billion. For the twelve months ended December 31, 2020, dividends paid totaled $4.1 billion.

Today, Comcast announced that it increased its dividend by $0.08, or 9% year-over-year, to $1.00 per share on an annualized basis for 2021. In accordance with the increase, the Board of Directors declared a quarterly cash dividend of $0.25 per share on the company's stock, payable April 28, 2021 to shareholders of record as of the close of business on April 7, 2021.

Cable Communications

($ in millions)
	4th Quarter			Full Year
	2020	2019	Change	2020	2019	Change
Cable Communications Revenue
High-Speed Internet	$5,400	$4,791	12.7%	$20,599	$18,752	9.9%
Video	5,469	5,507	(0.7%)	21,937	22,270	(1.5%)
Voice	880	944	(6.8%)	3,532	3,879	(8.9%)
Wireless	505	372	35.8%	1,574	1,167	34.9%
Business Services	2,095	2,000	4.8%	8,191	7,795	5.1%
Advertising	935	699	33.8%	2,594	2,465	5.2%
Other	421	455	(7.5%)	1,624	1,754	(7.5%)
Cable Communications Revenue	$15,705	$14,768	6.3%	$60,051	$58,082	3.4%

Cable Communications Adjusted EBITDA	$6,607	$5,883	12.3%	$25,270	$23,266	8.6%
Adjusted EBITDA Margin	42.1%	39.8%		42.1%	40.1%

Cable Communications Capital Expenditures	$2,114	$2,138	(1.1%)	$6,605	$6,909	(4.4%)
Percent of Cable Communications Revenue	13.5%	14.5%		11.0%	11.9%

Revenue for Cable Communications increased 6.3% to $15.7 billion in the fourth quarter of 2020, driven by increases in high-speed internet, advertising, wireless and business services revenue, partially offset by decreases in voice, video and other revenue. High-speed internet revenue increased 12.7% due to an increase in the number of residential high-speed internet customers and an increase in average rates. Advertising revenue increased 33.8%, primarily reflecting an increase in political advertising revenue. Excluding political advertising revenue, advertising revenue increased 2.2%. Wireless revenue increased 35.8% due to an increase in the number of customer lines and an increase in device sales. Business services revenue increased 4.8%, reflecting an increase in average rates and an increase in the number of customers receiving our services. Voice revenue decreased 6.8%, reflecting decreases in average rates and in the number of residential voice customers. Video revenue decreased 0.7% due to a decrease in the number of residential video customers, partially offset by an increase in average rates. Other revenue decreased 7.5%, primarily reflecting a decrease in revenue from our security and automation services.

For the twelve months ended December 31, 2020, Cable revenue increased 3.4% to $60.1 billion compared to 2019, driven by growth in high-speed internet, wireless, business services and advertising revenue, partially offset by a decrease in voice, video and other revenue. These results were negatively impacted by COVID-19, including accrued customer RSN fee adjustments and lower revenue due to our efforts to assist customers during this public health crisis. Excluding the impact of accrued customer RSN fee adjustments5, Cable Communications revenue increased 4.0%.

Total Customer Relationships increased by 455,000 to 33.1 million in the fourth quarter of 2020. Residential customer relationships increased by 429,000 and business customer relationships increased by 26,000. Total high-speed internet customer net additions were 538,000, total video customer net losses were 248,000 and total voice customer net losses were 24,000. In addition, Cable Communications added 246,000 wireless lines in the quarter.

For the year ended December 31, 2020, total customer relationships increased by 1.6 million. Residential customer relationships increased by 1.6 million and business customer relationships increased by 30,000. Total high-speed internet customer net additions were 2.0 million, total video customer net losses were 1.4 million and total voice customer net losses were 275,000. In addition, Cable Communications added 774,000 wireless lines during the year.

(in thousands)
			Net Additions
	4Q20	4Q19	4Q20	4Q19	2020	2019
Customer Relationships
Residential Customer Relationships	30,718	29,149	429	352	1,569	1,040
Business Services Customer Relationships	2,426	2,396	26	20	30	94
Total Customer Relationships	33,144	31,545	455	372	1,599	1,134

Residential Customer Relationships Mix
One Product Residential Customers	12,434	10,247	477	342	2,187	1,232
Two Product Residential Customers	8,734	8,923	2	8	(188)	(69)
Three or More Product Residential Customers	9,550	9,979	(50)	2	(429)	(123)

Residential High-Speed Internet Customers	28,351	26,414	515	424	1,937	1,317
Business Services High-Speed Internet Customers	2,248	2,215	23	18	34	89
Total High-Speed Internet Customers	30,600	28,629	538	442	1,971	1,406

Residential Video Customers	18,993	20,288	(227)	(133)	(1,295)	(671)
Business Services Video Customers	852	966	(21)	(17)	(114)	(61)
Total Video Customers	19,846	21,254	(248)	(149)	(1,408)	(733)

Residential Voice Customers	9,645	9,934	(39)	(10)	(289)	(218)
Business Services Voice Customers	1,357	1,342	16	9	15	46
Total Voice Customers	11,002	11,276	(24)	(2)	(275)	(173)

Total Wireless Lines	2,826	2,052	246	261	774	816

Adjusted EBITDA for Cable Communications increased 12.3% to $6.6 billion in the fourth quarter of 2020, reflecting higher revenue, partially offset by a 2.4% increase in operating expenses. Programming costs increased 7.2%, reflecting the timing of contract renewals, partially offset by a decline in the number of video subscribers. Non-programming expenses were consistent with the prior year period, reflecting lower technical and product support expenses, customer service expenses and other operating expenses, offset by higher advertising, marketing and promotion expenses and franchise and regulatory fees. Non-programming expenses per customer relationship decreased 5.1%. Adjusted EBITDA per customer relationship increased 7.0%, and Adjusted EBITDA margin was 42.1% compared to 39.8% in the fourth quarter of 2019. Cable Communications results include a loss of $60 million from our wireless business, compared to a loss of $116 million in the prior year period.

For the twelve months ended December 31, 2020, Cable Adjusted EBITDA increased 8.6% to $25.3 billion compared to 2019, reflecting higher revenue and operating expenses that were consistent with the prior year. Programming costs increased 0.8%, reflecting the timing of contract renewals, partially offset by adjustments for provisions in our programming distribution agreements with RSNs related to canceled sporting events as a result of COVID-19 and a decline in the number of video subscribers. Excluding the impact of accrued RSN adjustments5, programming costs increased 3.6%. Non-programming expenses decreased 0.7% and non-programming expenses per customer relationship decreased 4.9%, reflecting benefits from cost savings initiatives, partially offset by higher costs as a result of COVID-19. For the twelve months ended December 31, 2020, Adjusted EBITDA per customer relationship increased 4.0%, and Adjusted EBITDA margin was 42.1% compared to 40.1% in 2019. While the accrued RSN adjustments did not impact Adjusted EBITDA for the twelve months ended December 31, 2020, these adjustments5 increased Adjusted EBITDA margin by 30 basis points. Cable Communications results include a loss of $206 million from our wireless business, compared to a loss of $401 million in the prior year.

Capital Expenditures for Cable Communications decreased 1.1% to $2.1 billion in the fourth quarter of 2020, primarily reflecting lower spending on support capital, partially offset by increased investment in scalable infrastructure. Cable capital expenditures represented 13.5% of Cable revenue in the fourth quarter of 2020 compared to 14.5% in last year's fourth quarter.

For the twelve months ended December 31, 2020, Cable capital expenditures decreased 4.4% to $6.6 billion, primarily reflecting lower spending on customer premise equipment and support capital, partially offset by increased investment in scalable infrastructure. Cable capital expenditures represented 11.0% of Cable revenue compared to 11.9% in 2019.

NBCUniversal

($ in millions)
	4th Quarter			Full Year
	2020	2019	Change	2020	2019	Change
NBCUniversal Revenue
Cable Networks	$2,739	$2,927	(6.4%)	$10,849	$11,513	(5.8%)
Broadcast Television	2,782	3,162	(12.0%)	10,244	10,261	(0.2%)
Filmed Entertainment	1,432	1,562	(8.3%)	5,276	6,493	(18.7%)
Theme Parks	579	1,562	(62.9%)	1,846	5,933	(68.9%)
Headquarters, other and eliminations	(32)	(60)	NM	(133)	(233)	NM
NBCUniversal Revenue	$7,500	$9,153	(18.1%)	$28,082	$33,967	(17.3%)

NBCUniversal Adjusted EBITDA
Cable Networks	$1,255	$1,026	22.4%	$4,616	$4,444	3.9%
Broadcast Television	356	471	(24.3%)	1,934	1,730	11.8%
Filmed Entertainment	151	91	65.2%	785	833	(5.8%)
Theme Parks	(15)	636	(102.3%)	(541)	2,455	(122.0%)
Headquarters, other and eliminations	(144)	(204)	NM	(525)	(690)	NM
NBCUniversal Adjusted EBITDA	$1,603	$2,020	(20.7%)	$6,269	$8,772	(28.5%)

Revenue for NBCUniversal decreased 18.1% to $7.5 billion in the fourth quarter of 2020. Adjusted EBITDA decreased 20.7% to $1.6 billion.

For the twelve months ended December 31, 2020, NBCUniversal revenue decreased 17.3% to $28.1 billion compared to last year's results. Adjusted EBITDA decreased 28.5% to $6.3 billion.

Cable Networks
Cable Networks revenue decreased 6.4% to $2.7 billion in the fourth quarter of 2020, reflecting lower content licensing and other revenue, advertising revenue and distribution revenue. Content licensing and other revenue decreased 37.9% due to the timing of content provided under licensing agreements. Advertising revenue decreased 4.2%, reflecting continued ratings declines at our networks and reduced spending from advertisers related to the delayed start of some professional sports seasons due to COVID-19, partially offset by higher pricing. Distribution revenue was consistent with the prior year period, reflecting a decline in subscribers, offset by contractual rate increases. Adjusted EBITDA increased 22.4% to $1.3 billion in the fourth quarter of 2020, primarily reflecting lower revenue, more than offset by lower programming and production expenses. The decrease in programming and production expenses was primarily driven by the reduced number of sporting events resulting from the delayed start of some professional sports seasons due to COVID-19.

For the twelve months ended December 31, 2020, revenue from the Cable Networks segment decreased 5.8% to $10.8 billion compared to 2019, primarily reflecting lower distribution revenue and advertising revenue. Adjusted EBITDA increased 3.9% to $4.6 billion compared to 2019, reflecting lower revenue, more than offset by lower operating costs. The decrease in operating costs was primarily driven by lower programming and production expenses, reflecting the reduced number of sporting events due to COVID-19.

Broadcast Television
Broadcast Television revenue decreased 12.0% to $2.8 billion in the fourth quarter of 2020, reflecting lower content licensing revenue and advertising revenue, partially offset by higher distribution and other revenue. Content licensing revenue decreased 38.6%, reflecting the timing of content provided under licensing agreements. Advertising revenue decreased 9.6%, reflecting continued ratings declines which were impacted by a delay in airing new series due to COVID-19, partially offset by an increase in local political advertising and higher pricing. Distribution and other revenue increased 10.0% due to higher retransmission consent fees. Adjusted EBITDA decreased 24.3% to $356 million in the fourth quarter of 2020, reflecting lower revenue, partially offset by lower operating costs. The decrease in operating costs was primarily driven by lower programming and production expenses, reflecting a delay in the production and airing of new series due to COVID-19.

For the twelve months ended December 31, 2020, Broadcast Television segment revenue of $10.2 billion was consistent with the prior year, reflecting lower advertising revenue, offset by higher content licensing revenue, which included transactions with Peacock, and distribution and other revenue. Adjusted EBITDA increased 11.8% to $1.9 billion compared to 2019, reflecting revenue that was consistent with the prior year and lower operating costs.

Filmed Entertainment
Filmed Entertainment revenue decreased 8.3% to $1.4 billion in the fourth quarter of 2020, primarily reflecting lower theatrical revenue and other revenue, partially offset by higher content licensing revenue. Theatrical revenue decreased 70.0%, primarily driven by theater closures as a result of COVID-19, and included the performance of The Croods: A New Age in this year’s fourth quarter. Other revenue decreased 49.6%, primarily due to decreases in revenue from our movie ticketing, entertainment and live stage play businesses, which were impacted by theater and entertainment venue closures as a result of COVID-19. Content licensing revenue increased 22.7%, driven by the performance of certain 2020 releases that were made available on premium video on demand, including The Croods: A New Age, as well as the timing of content provided under licensing agreements. Adjusted EBITDA increased 65.2% to $151 million in the fourth quarter of 2020, reflecting lower revenue, more than offset by lower operating costs. The decrease in operating costs was primarily driven by lower advertising, marketing and promotion expenses due to a reduced number of releases compared to the prior year period as a result of COVID-19.

For the twelve months ended December 31, 2020, revenue from the Filmed Entertainment segment decreased 18.7% to $5.3 billion compared to 2019, primarily reflecting lower theatrical revenue. Adjusted EBITDA decreased 5.8% to $785 million compared to 2019, reflecting lower revenue, partially offset by lower operating costs. The decrease in operating costs was primarily driven by lower advertising, marketing and promotion expenses as well as lower programming and production expenses due to a reduced number of releases compared to the prior year as a result of COVID-19.

Theme Parks
Theme Parks revenue decreased 62.9% to $579 million in the fourth quarter of 2020, primarily due to Universal Orlando Resort and Universal Studios Japan operating at limited capacity, while Universal Studios Hollywood remains closed as a result of COVID-19. Theme Parks Adjusted EBITDA loss was $15 million in the fourth quarter of 2020, which included pre-opening costs related to Universal Beijing Resort.

For the twelve months ended December 31, 2020, revenue from the Theme Parks segment decreased 68.9% to $1.8 billion compared to 2019, primarily due to the temporary closures of Universal Studios Japan in late February and Universal Orlando Resort and Universal Studios Hollywood in mid-March as a result of COVID-19. Theme Parks Adjusted EBITDA loss was $541 million.

Headquarters, Other and Eliminations
NBCUniversal Headquarters, Other and Eliminations include overhead and eliminations among the NBCUniversal businesses. For the quarter ended December 31, 2020, NBCUniversal Headquarters, Other and Eliminations Adjusted EBITDA loss was $144 million compared to a loss of $204 million in the fourth quarter of 2019.

For the twelve months ended December 31, 2020, NBCUniversal Headquarters, Other and Eliminations Adjusted EBITDA loss was $525 million compared to a loss of $690 million in 2019.

Sky

($ in millions)
	4th Quarter				Full Year
	2020	2019	Change	Constant Currency Change[6]	2020	2019	Change	Constant Currency Change[6]
Sky Revenue
Direct-to-Consumer	$4,077	$4,022	1.4%	(2.8%)	$15,223	$15,538	(2.0%)	(3.0%)
Content	426	371	14.8%	10.4%	1,373	1,432	(4.1%)	(4.9%)
Advertising	702	647	8.5%	3.9%	1,998	2,249	(11.2%)	(12.0%)
Sky Revenue	$5,205	$5,040	3.3%	(0.9%)	$18,594	$19,219	(3.3%)	(4.2%)

Sky Operating Costs and Expenses	$5,066	$4,275	18.5%	13.4%	$16,640	$16,120	3.2%	2.2%

Sky Adjusted EBITDA	$139	$765	(81.8%)	(82.3%)	$1,954	$3,099	(37.0%)	(37.6%)
Adjusted EBITDA Margin	2.7%	15.2%			10.5%	16.1%

Revenue for Sky increased 3.3% to $5.2 billion in the fourth quarter of 2020. Excluding the impact of currency, revenue decreased 0.9%, reflecting lower direct-to-consumer revenue, partially offset by higher content revenue and advertising revenue. Direct-to-consumer revenue decreased 2.8% to $4.1 billion, driven by a decrease in average revenue per customer relationship, primarily reflecting lower hospitality revenue due to COVID-19. Content revenue increased 10.4% to $426 million primarily due to monetization of our original programming. Advertising revenue increased 3.9% to $702 million due to growth in the U.K. advertising market.

For the twelve months ended December 31, 2020, Sky revenue decreased 3.3% to $18.6 billion compared to 2019. Excluding the impact of currency, revenue decreased 4.2% due to lower direct-to-consumer, advertising and content revenue.

Total Customer Relationships increased by 244,000 to 23.9 million in the fourth quarter of 2020. For the twelve months ended December 31, 2020, total customer relationships decreased by 56,000.

(in thousands)
	Customers		Net Additions
	4Q20	4Q19	4Q20	4Q19	2020	2019
Total Customer Relationships	23,939	23,994	244	77	(56)	394

Adjusted EBITDA for Sky decreased 81.8% to $139 million in the fourth quarter of 2020. Excluding the impact of currency, Adjusted EBITDA decreased 82.3%, reflecting lower revenue and higher operating costs. The increase in operating costs was due to an increase in programming and production expenses as well as higher marketing costs.

For the twelve months ended December 31, 2020, Sky Adjusted EBITDA decreased 37.0% to $2.0 billion compared to 2019. Excluding the impact of currency, Adjusted EBITDA decreased 37.6%.

Corporate, Other and Eliminations

Corporate and Other
Corporate and Other primarily relates to corporate operations, Comcast Spectacor and Peacock. Revenue for the quarter ended December 31, 2020 was $116 million, a decrease of $11 million compared to 2019. Corporate and Other Adjusted EBITDA loss was $1.2 billion, an increase of $950 million compared to 2019 due to certain costs incurred in the fourth quarter of 2020 in response to COVID-19, including severance charges related to our Sky segment, which are presented in Corporate and Other, and costs associated with Peacock.

For the twelve months ended December 31, 2020, Corporate and Other revenue was $366 million, an increase of $33 million compared to 2019. Corporate and Other Adjusted EBITDA loss was $2.4 billion, an increase of $1.6 billion compared to 2019 due to certain costs incurred in response to COVID-19, including severance charges related to our Sky and NBCUniversal segments, which are presented in Corporate and Other, and costs associated with Peacock.

Eliminations
Eliminations reflect the accounting for transactions between Cable Communications, NBCUniversal, Sky and Corporate and Other. Revenue eliminations for the quarter ended December 31, 2020 were $818 million compared to $690 million in 2019, and Adjusted EBITDA eliminations were a benefit of $30 million compared to a benefit of $11 million in 2019. The year-over-year changes were primarily driven by the licensing of content between our NBCUniversal segments and Peacock. The benefit to Adjusted EBITDA eliminations in the fourth quarter of 2020 was primarily driven by the amortization of content at Peacock that had been licensed from NBCUniversal in prior periods.

For the twelve months ended December 31, 2020, revenue eliminations were $3.5 billion compared to $2.7 billion in 2019, and Adjusted EBITDA eliminations were $220 million compared to a benefit of $1.0 million in 2019. The year-over-year changes were primarily driven by the licensing of content between our NBCUniversal segments and Peacock.

Notes:

1 We define Adjusted Net Income and Adjusted EPS as net income attributable to Comcast Corporation and diluted earnings per common share attributable to Comcast Corporation shareholders, respectively, adjusted to exclude the effects of the amortization of acquisition-related intangible assets, investments that investors may want to evaluate separately (such as based on fair value) and the impact of certain events, gains, losses or other charges that affect period-over-period comparisons. See Table 5 for reconciliations of non-GAAP financial measures.
2We define Adjusted EBITDA as net income attributable to Comcast Corporation before net income (loss) attributable to noncontrolling interests and redeemable subsidiary preferred stock, income tax expense, investment and other income (loss), net, interest expense, depreciation and amortization expense, and other operating gains and losses (such as impairment charges related to fixed and intangible assets and gains or losses on the sale of long-lived assets), if any. From time to time, we may exclude from Adjusted EBITDA the impact of certain events, gains, losses or other charges (such as significant legal settlements) that affect the period-to-period comparability of our operating performance. See Table 4 for reconciliation of non-GAAP financial measure.
3All earnings per share amounts are presented on a diluted basis.
4We define Free Cash Flow as net cash provided by operating activities (as stated in our Consolidated Statement of Cash Flows) reduced by capital expenditures and cash paid for intangible assets. From time to time, we may exclude from Free Cash Flow the impact of certain cash receipts or payments (such as significant legal settlements) that affect period-to-period comparability. Cash payments related to certain capital or intangible assets, such as the construction of Universal Beijing Resort, are presented separately in our Consolidated Statement of Cash Flows and are therefore excluded from capital expenditures and cash paid for intangible assets for Free Cash Flow. See Table 4 for reconciliation of non-GAAP financial measure.
5Cable Communications reported results for 2020 include the impacts of RSN related adjustments, affecting period-to-period comparability of our operating performance. We also present adjusted information, excluding the impacts of the RSN related adjustments. See Table 7 for reconciliation of non-GAAP financial measures.
6Sky constant currency growth rates are calculated by comparing the current period results to the comparative period results in the prior year adjusted to reflect the average exchange rates from the current year period rather than the actual exchange rates in effect during the respective prior year periods. See Table 6 for reconciliation of Sky's constant currency growth.
All percentages are calculated on whole numbers. Minor differences may exist due to rounding.
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Conference Call and Other Information
Comcast Corporation will host a conference call with the financial community today, January 28, 2021 at 8:30 a.m. Eastern Time (ET). The conference call and related materials will be broadcast live and posted on its Investor Relations website at www.cmcsa.com. Those parties interested in participating via telephone should dial (800) 263-8495 with the conference ID number 7964167. A replay of the call will be available starting at 12:00 p.m. ET on January 28, 2021, on the Investor Relations website or by telephone. To access the telephone replay, which will be available until Thursday, February 4, 2021 at midnight ET, please dial (855) 859-2056 and enter the conference ID number 7964167.

From time to time, we post information that may be of interest to investors on our website at www.cmcsa.com and on our corporate website, www.comcastcorporation.com. To automatically receive Comcast financial news by email, please visit www.cmcsa.com and subscribe to email alerts.

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Investor Contacts:		Press Contacts:
Marci Ryvicker	(215) 286-4781	Jennifer Khoury	(215) 286-7408
Jane Kearns	(215) 286-4794	John Demming	(215) 286-8011
Marc Kaplan	(215) 286-6527

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Caution Concerning Forward-Looking Statements
This press release contains forward-looking statements. Readers are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events or our actual results to differ materially from those expressed in any such forward-looking statements. Readers are directed to Comcast’s periodic and other reports filed with the Securities and Exchange Commission (SEC) for a description of such risks and uncertainties. We undertake no obligation to update any forward-looking statements.

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Non-GAAP Financial Measures
In this discussion, we sometimes refer to financial measures that are not presented according to generally accepted accounting principles in the U.S. (GAAP). Certain of these measures are considered “non-GAAP financial measures” under the SEC regulations; those rules require the supplemental explanations and reconciliations that are in Comcast’s Form 8-K (Quarterly Earnings Release) furnished to the SEC.

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About Comcast Corporation
Comcast Corporation (Nasdaq: CMCSA) is a global media and technology company with three primary businesses: Comcast Cable, NBCUniversal, and Sky. Comcast Cable is one of the United States’ largest high-speed internet, video, and phone providers to residential customers under the Xfinity brand, and also provides these services to businesses. It also provides wireless and security and automation services to residential customers under the Xfinity brand. NBCUniversal is global and operates news, entertainment and sports cable networks, the NBC and Telemundo broadcast networks, television production operations, television station groups, Universal Pictures, and Universal Parks and Resorts. Sky is one of Europe's leading media and entertainment companies, connecting customers to a broad range of video content through its pay television services. It also provides communications services, including residential high-speed internet, phone, and wireless services. Sky operates the Sky News broadcast network and sports and entertainment networks, produces original content, and has exclusive content rights. Visit www.comcastcorporation.com for more information.

TABLE 1
Condensed Consolidated Statement of Income (Unaudited)

	Three Months Ended		Twelve Months Ended
(in millions, except per share data)	December 31,		December 31,
	2020	2019	2020	2019
Revenue	$27,708	$28,398	$103,564	$108,942

Costs and expenses
Programming and production	9,438	9,300	33,121	34,440
Other operating and administrative	9,150	8,731	33,109	32,807
Advertising, marketing and promotion	1,950	1,943	6,741	7,617
Depreciation	1,992	2,102	8,320	8,663
Amortization	1,260	1,075	4,780	4,290
	23,790	23,151	86,071	87,817

Operating income	3,918	5,247	17,493	21,125

Interest expense	(1,044)	(1,113)	(4,588)	(4,567)

Investment and other income (loss), net
Equity in net income (losses) of investees, net	521	(210)	(113)	(505)
Realized and unrealized gains (losses) on equity securities, net	949	74	1,014	656
Other income (loss), net	72	63	259	287
	1,542	(73)	1,160	438

Income before income taxes	4,416	4,061	14,065	16,996

Income tax expense	(979)	(861)	(3,364)	(3,673)

Net income	3,437	3,200	10,701	13,323

Less: Net income (loss) attributable to noncontrolling interests and redeemable subsidiary preferred stock	57	38	167	266

Net income attributable to Comcast Corporation	$3,380	$3,162	$10,534	$13,057

Diluted earnings per common share attributable to Comcast Corporation shareholders	$0.73	$0.68	$2.28	$2.83

Diluted weighted-average number of common shares	4,645	4,623	4,624	4,610

TABLE 2
Consolidated Statement of Cash Flows (Unaudited)

	Twelve Months Ended
(in millions)	December 31,
	2020	2019

OPERATING ACTIVITIES
Net income	$10,701	$13,323
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,100	12,953
Share-based compensation	1,193	1,021
Noncash interest expense (income), net	697	417
Net (gain) loss on investment activity and other	(970)	(20)
Deferred income taxes	(550)	563
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Current and noncurrent receivables, net	(20)	(57)
Film and television costs, net	(244)	(929)
Accounts payable and accrued expenses related to trade creditors	(266)	(347)
Other operating assets and liabilities	1,096	(1,227)

Net cash provided by operating activities	24,737	25,697

INVESTING ACTIVITIES
Capital expenditures	(9,179)	(9,953)
Cash paid for intangible assets	(2,455)	(2,475)
Construction of Universal Beijing Resort	(1,498)	(1,116)
Purchase of spectrum	(459)	—
Acquisitions, net of cash acquired	(233)	(370)
Proceeds from sales of businesses and investments	2,339	886
Purchases of investments	(812)	(1,899)
Other	250	86

Net cash provided by (used in) investing activities	(12,047)	(14,841)

FINANCING ACTIVITIES
Proceeds from (repayments of) short-term borrowings, net	—	(1,288)
Proceeds from borrowings	18,644	5,479
Proceeds from collateralized obligation	—	5,175
Repurchases and repayments of debt	(18,777)	(14,354)
Repurchases of common stock under employee plans	(534)	(504)
Dividends paid	(4,140)	(3,735)
Other	(1,706)	46

Net cash provided by (used in) financing activities	(6,513)	(9,181)

Impact of foreign currency on cash, cash equivalents and restricted cash	2	5

Increase (decrease) in cash, cash equivalents and restricted cash	6,179	1,680

Cash, cash equivalents and restricted cash, beginning of period	5,589	3,909

Cash, cash equivalents and restricted cash, end of period	$11,768	$5,589

TABLE 3
Condensed Consolidated Balance Sheet (Unaudited)

(in millions)	December 31,	December 31,
	2020	2019
ASSETS

Current Assets
Cash and cash equivalents	$11,740	$5,500
Receivables, net	11,466	11,292
Programming rights	—	3,877
Other current assets	3,535	4,723
Total current assets	26,741	25,392

Film and television costs	13,340	8,933

Investments	7,820	6,989

Investment securing collateralized obligation	447	694

Property and equipment, net	51,995	48,322

Goodwill	70,669	68,725

Franchise rights	59,365	59,365

Other intangible assets, net	35,389	36,128

Other noncurrent assets, net	8,103	8,866

	$273,869	$263,414

LIABILITIES AND EQUITY

Current Liabilities
Accounts payable and accrued expenses related to trade creditors	$11,364	$10,826
Accrued participations and residuals	1,706	1,730
Deferred revenue	2,963	2,768
Accrued expenses and other current liabilities	9,617	10,516
Current portion of long-term debt	3,146	4,452
Total current liabilities	28,796	30,292

Long-term debt, less current portion	100,614	97,765

Collateralized obligation	5,168	5,166

Deferred income taxes	28,051	28,180

Other noncurrent liabilities	18,222	16,765

Redeemable noncontrolling interests and redeemable subsidiary preferred stock	1,280	1,372

Equity
Comcast Corporation shareholders' equity	90,323	82,726
Noncontrolling interests	1,415	1,148
Total equity	91,738	83,874

	$273,869	$263,414

TABLE 4

Reconciliation from Net Income Attributable to Comcast Corporation to Adjusted EBITDA (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,

(in millions)	2020	2019	2020	2019
Net income attributable to Comcast Corporation	$3,380	$3,162	$10,534	$13,057
Net income (loss) attributable to noncontrolling interests and redeemable subsidiary preferred stock	57	38	167	266
Income tax expense	979	861	3,364	3,673
Interest expense	1,044	1,113	4,588	4,567
Investment and other (income) loss, net	(1,542)	73	(1,160)	(438)
Depreciation and amortization	3,252	3,177	13,100	12,953
Adjustments (1)	16	12	233	180
Adjusted EBITDA	$7,186	$8,436	$30,826	$34,258

Reconciliation from Net Cash Provided by Operating Activities to Free Cash Flow (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,

(in millions)	2020	2019	2020	2019
Net cash provided by operating activities	$5,042	$6,235	$24,737	$25,697
Capital expenditures	(2,835)	(3,087)	(9,179)	(9,953)
Cash paid for capitalized software and other intangible assets	(684)	(789)	(2,455)	(2,475)
Adjustments (2)	177	125	177	125
Total Free Cash Flow	$1,700	$2,484	$13,280	$13,394

Alternate Presentation of Free Cash Flow (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,

(in millions)	2020	2019	2020	2019
Adjusted EBITDA	$7,186	$8,436	$30,826	$34,258
Capital expenditures	(2,835)	(3,087)	(9,179)	(9,953)
Cash paid for capitalized software and other intangible assets	(684)	(789)	(2,455)	(2,475)
Cash interest expense	(1,033)	(1,087)	(3,878)	(4,254)
Cash taxes	(885)	(741)	(3,183)	(3,231)
Changes in operating assets and liabilities	(539)	(665)	(178)	(2,335)
Noncash share-based compensation	271	231	1,193	1,021
Other (3)	42	61	(43)	238
Adjustments (2)	177	125	177	125
Total Free Cash Flow	$1,700	$2,484	$13,280	$13,394

(1)
4th quarter and year to date 2020 Adjusted EBITDA exclude $16 million and $56 million of other operating and administrative expense, respectively, related to the Sky transaction, primarily relating to the replacement of share-based compensation awards and costs related to integration activities. Year to date 2020 Adjusted EBITDA also excludes $177 million of other operating and administrative expense related to a legal settlement. 4th quarter and year to date 2019 Adjusted EBITDA exclude $12 million and $180 million of other operating and administrative expense, respectively, related to the Sky transaction, primarily relating to the replacement of share-based compensation awards and costs related to integration activities.

(2)	4th quarter and year to date 2020 adjustments for this presentation include a $177 million payment related to a legal settlement. 4th quarter and year to date 2019 adjustments for this presentation include a $125 million payment related to a legal settlement.

(3)	4th quarter and year to date 2020 include decreases of $16 million and $56 million of costs related to the Sky transaction, respectively, as these amounts are excluded from Adjusted EBITDA. Year to date 2020 also includes a decrease of $177 million related to a legal settlement, as this amount is excluded from Adjusted EBITDA. 4th quarter and year to date 2019 include decreases of $12 million and $180 million of costs related to the Sky transaction, respectively, as these amounts are excluded from Adjusted EBITDA.

Note: Minor differences may exist due to rounding.

TABLE 5

Reconciliations of Adjusted Net Income and Adjusted EPS (Unaudited)

	Three Months Ended December 31,				Twelve Months Ended December 31,

	2020		2019		2020		2019
(in millions, except per share data)
	$	EPS	$	EPS	$	EPS	$	EPS

Net income attributable to Comcast Corporation and diluted earnings per share attributable to Comcast Corporation shareholders	$3,380	$0.73	$3,162	$0.68	$10,534	$2.28	$13,057	$2.83
Change	6.9%	7.4%			(19.3%)	(19.4%)

Amortization of acquisition-related intangible assets (1)	471	0.10	401	0.09	1,836	0.40	1,581	0.35
Investments (2)	(1,155)	(0.25)	90	0.02	(821)	(0.18)	(227)	(0.05)
Items affecting period-over-period comparability:
Loss on early redemption of debt (3)	—	—	—	—	272	0.06	42	0.01
Income tax adjustments (4)	—	—	—	—	145	0.03	(125)	(0.03)
Legal settlement (5)	—	—	—	—	134	0.03	—	—
Gains and losses related to businesses and investments (6)	(92)	(0.02)	—	—	(92)	(0.02)	(96)	(0.02)
Costs related to Sky transaction (7)	13	—	10	—	45	0.01	146	0.03
Purchase accounting adjustments (8)	—	—	—	—	—	—	39	0.01

Adjusted Net income and Adjusted EPS	$2,617	$0.56	$3,663	$0.79	$12,053	$2.61	$14,417	$3.13
Change	(28.5%)	(29.1%)			(16.4%)	(16.6%)

(1)Acquisition-related intangible assets are recognized as a result of the application of Accounting Standards Codification Topic 805, Business Combinations (such as customer relationships), and their amortization is significantly affected by the size and timing of our acquisitions. Amortization of intangible assets not resulting from business combinations (such as software and acquired intellectual property rights used in our theme parks) is included in Adjusted Net Income and Adjusted EPS.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Amortization of acquisition-related intangible assets before income taxes	$591	$503	$2,305	$1,992
Amortization of acquisition-related intangible assets, net of tax	$471	$401	$1,836	$1,581
(2)Adjustments for investments include realized and unrealized (gains) losses on equity securities, net (as stated in Table 1), as well as the equity in net (income) losses of investees, net, for our investments in Atairos and Hulu (following May 2019 transaction).

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Realized and unrealized (gains) losses on equity securities, net	($949)	($74)	($1,014)	($656)
Equity in net (income) losses of investees, net	(545)	192	(39)	347
Investments before income taxes	(1,494)	118	(1,053)	(309)
Investments, net of tax	($1,155)	$90	($821)	($227)
(3)2020 year to date net income attributable to Comcast Corporation includes $360 million of interest expense, $272 million net of tax, resulting from the early redemption of debt. 2019 year to date net income attributable to Comcast Corporation includes $56 million of interest expense, $42 million net of tax, resulting from the early redemption of debt.
(4)2020 year to date net income attributable to Comcast Corporation includes $145 million of income tax expense adjustments related to certain tax law changes. 2019 year to date net income attributable to Comcast Corporation includes $125 million of income tax benefits related to the impact of certain state tax adjustments.
(5)2020 year to date net income attributable to Comcast Corporation includes $177 million of other operating and administrative expense, $134 million net of tax, related to a legal settlement.
(6)4th quarter and year to date 2020 net income attributable to Comcast Corporation includes a gain of $121 million in depreciation expense, $92 million net of tax, related to the sale of a business. 2019 year to date net income attributable to Comcast Corporation includes a gain of $219 million in other income, $163 million net of tax, related to our investment in Hulu and $90 million of other losses, $67 million net of tax, related to an impairment of an equity method investment.
(7)4th quarter and year to date 2020 net income attributable to Comcast Corporation includes $16 million and $56 million of operating costs and expenses, $13 million and $45 million net of tax, respectively, related to the Sky transaction. 4th quarter and year to date 2019 net income attributable to Comcast Corporation includes $12 million and $180 million of operating costs and expenses, $10 million and $146 million net of tax, respectively, related to the Sky transaction.
(8)2019 year to date net income attributable to Comcast Corporation includes $53 million of depreciation and amortization expense, $39 million net of tax, related to the 4th quarter 2018, as a result of adjustments to the purchase price allocation of Sky, primarily related to intangible assets and property and equipment.
Note: Minor differences may exist due to rounding.

TABLE 6
Reconciliation of Sky Constant Currency Growth (Unaudited)

	Three Months Ended December 31,			Twelve Months Ended December 31,

(in millions)	2020	2019(1)	Change	2020	2019(1)	Change

Direct-to-Consumer	$4,077	$4,193	(2.8%)	$15,223	$15,698	(3.0%)
Content	426	386	10.4%	1,373	1,443	(4.9%)
Advertising	702	675	3.9%	1,998	2,270	(12.0%)
Revenue	$5,205	$5,254	(0.9%)	$18,594	$19,411	(4.2%)

Operating costs and expenses	$5,066	$4,466	13.4%	$16,640	$16,282	2.2%

Adjusted EBITDA	$139	$788	(82.3%)	$1,954	$3,129	(37.6%)

(1)2019 results for entities reporting in currencies other than United States dollars are converted into United States dollars using the average exchange rates from the current period rather than the actual exchange rates in effect during the respective periods.
Note: Minor differences may exist due to rounding.

TABLE 7
Reconciliation of Cable Communications RSN Adjustments (Unaudited)

Twelve Months Ended December 31, 2020

Reported Change	RSN Adjustments	Adjusted Change
Revenue
High-Speed Internet	9.9%	(0.7%)	10.6%
Video	(1.5%)	(0.8%)	(0.6%)
Total Revenue	3.4%	(0.6%)	4.0%

Expenses
Programming and production	0.8%	(2.8%)	3.6%

Adjusted EBITDA	8.6%	—%	8.6%
Adjusted EBITDA margin	200	bps	30	bps	170	bps

Capital expenditures as a percent of Revenue	(90 bps)	10 bps	(100 bps)

Note: Minor differences may exist due to rounding. Percentages represent year/year growth rates and Adjusted EBITDA margin and Capital expenditures as a percent of Revenue are presented as year/year basis point changes.